Exhibit 28(a)(14)

ANCHOR SERIES TRUST

Amended and Restated Establishment and Designation of Series

WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the Shares of the Trust into nine Series;

WHEREAS, The Trustees of the Trust and the shareholders of Money Market Portfolio have approved the termination of the Money Market Portfolio as a Series of the Trust, effective as of November 18, 2011;

WHEREAS, the Trustees of the Trust, by a certificate executed on September 30, 2014, changed the name of the series then designated “Multi-Asset Portfolio” to “SA BlackRock Multi-Asset Income Portfolio,” effective as of the date on which the amendment to the Trust’s registration statement as filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, incorporating the name change, became effective;

WHEREAS, the Trustees of the Trust, at a meeting held on June 6-7, 2017 authorized the change in the name of the series of the Trust as follows, effective as of September 25, 2017, or such other date as determined by the officers of the Trust:

Current Series Name	New Name
Asset Allocation Portfolio	SA Edge Asset Allocation Portfolio
Capital Appreciation Portfolio	SA Wellington Capital Appreciation Portfolio
Government and Quality Bond Portfolio	SA Wellington Government and Quality Bond Portfolio
Growth and Income Portfolio	SA Wellington Growth and Income Portfolio
Growth Portfolio	SA Wellington Growth Portfolio
Strategic Multi-Asset Income Portfolio	SA Wellington Multi-Asset Income Portfolio
Natural Resources Portfolio	SA Wellington Natural Resources

WHEREAS, the Trustees of the Trust, at a meeting held on March 6-7, 2018, authorized the change in the name of the series of the Trust designated SA Wellington Multi-Asset Income Portfolio to SA Wellington Strategic Multi-Asset Portfolio, effective as of May 1, 2018, or such other date as determined by the officers of the Trust; and

WHEREAS, the Trust’s Amended and Restated Establishment and Designation of Series as executed on June 7, 2017, contained a scrivener’s error in the name of the series designated SA Wellington Natural Resources Portfolio which is hereby corrected;

NOW THEREFORE, the undersigned does hereby certify that, following the actions referenced above, the following Series of the Trust are established with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	SA BlackRock Multi-Asset Income Portfolio

2.	SA Edge Asset Allocation Portfolio

3.	SA Wellington Capital Appreciation Portfolio

4.	SA Wellington Government and Quality Bond Portfolio

5.	SA Wellington Growth and Income Portfolio

6.	SA Wellington Growth Portfolio

7.	SA Wellington Strategic Multi-Asset Portfolio

8.	SA Wellington Natural Resources Portfolio

1.        Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.        The number of authorized Shares of each Series is unlimited.

3.        Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.        With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.        The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.        The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.        Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

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IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 6th day of March, 2018.

/s/ GREGORY N. BRESSLER
Secretary

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